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Exhibit 10.3

Form of Letter Formalizing Executive Termination Benefits

        In January 2003, Sabre Inc. formalized its market based involuntary termination benefits for certain officers, including Jeffery M. Jackson, Eric J. Speck, M. Sam Gilliland, and David A. Schwarte, whereby the officers are eligible to receive, unless the officer is terminated for cause or for non-performance and subject to certain conditions, an amount in cash equal to a) twelve months base salary, and b) the pro-rated amount payable to that officer pursuant to the Variable Compensation Program for the plan year in which the officer is involuntarily terminated. If a recipient is party to an executive termination benefit agreement, that agreement will govern with respect to a change or potential change in control. The form of letter received by each officer is set forth below:

To:
Title:
Date:    January 29, 2003

Dear,

This letter is being provided to you to explain the benefits you are eligible to receive in the event that your employment is involuntarily terminated by Sabre Inc. ("Sabre" or the "Company") for any reason other than for "cause" (as defined in Sabre's most recent Long Term Incentive Plan) or for non-performance. The details are as follows:

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  You will be eligible to receive the following payments upon involuntary termination: (a) 12 months (or 52 weeks) of base salary (less applicable withholding); and (b) pro-rated VCP at your most recently established incentive target, or other similar bonus for which you may be eligible, for the plan year in which you are involuntarily terminated, and if you are involuntarily terminated after the plan year ends, but before the payout date, you will also be eligible to receive the prior year's VCP payment (less applicable withholdings) (collectively the "termination payments"). The Company has the sole discretion to pay the termination payments in either a lump sum payment or in installments no less frequent than quarterly. However, in order to receive the termination payments, you must execute and comply with a General Release Agreement (the "Release") acceptable to the Company. If you breach or fail to comply with any of the terms of the Release after receiving payment but prior to the expiration of the term of the Release, Sabre Inc. shall be entitled to recoup any portion of the termination payments previously paid as well as cease any payments being made to you.

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  In the event of your death during the period in which termination payments are being paid, any remaining payments will be paid to your designated beneficiary for Basic Group Life Insurance.

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  You will be eligible for COBRA coverage following termination. However, you will not be eligible to receive Company subsidized COBRA medical benefits. If you elect COBRA coverage you must pay the full COBRA cost.

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  The termination payments offered in this letter will remain in effect for two years from the effective date of January 14, 2003. Thereafter, the termination payments offered in this letter will continue unless the Company provides at least 6 months advance notice of a change.

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  You will not be eligible to receive the termination payments identified in this letter under the following conditions: (1) In the event of a Change in Control ("CIC") as defined by your current Executive Termination Benefits Agreement ("ETBA"), the terms of your ETBA will govern any compensation or benefits you receive, and you will not be eligible for termination payments identified in this letter. Additionally, if you have an individual agreement with Sabre or any of its subsidiaries or affiliates that provides for any compensation or benefits (or provides for non-payment of compensation) in the event of termination of your employment, your individual agreement will govern, and you will not be eligible for termination payments identified in this letter. Your individual agreement will be the exclusive severance applicable to you even if it provides for less severance than this letter and even if it provides for no severance under the circumstances of your actual termination of employment. (2) In the event that you receive any severance benefits under the Sabre Inc. Severance Plan, you will not be eligible to receive the termination payments identified in this letter.

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Form of Letter Formalizing Executive Termination Benefits